Columbia Funds Series Trust I - Semi-Annual N-SAR report for the period ending 2/28/11

Columbia Balanced Fund
Columbia Conservative High Yield Fund
Columbia Federal Securities Fund
Columbia Greater China Fund
Columbia International Stock Fund
Columbia Mid Cap Growth Fund
Columbia Oregon Intermediate Municipal Bond Fund
Columbia Small Cap Growth Fund I
Columbia Strategic Investor Fund
Columbia Technology Fund
 (the "Funds")
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Item 77C - Matters submitted to a vote of security holders:

Columbia Balanced Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For       Votes Against       Abstentions       Broker Non-Votes
158,254,062     24,131,414          9,165,706         0


Columbia Conservative High Yield Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Income Opportunities Fund (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization").
 The proposal was approved as follows:

Votes For       Votes Against       Abstentions       Broker Non-Votes
364,855,681     8,886,361           5,965,799         0

The Reorganization was effective on March 14, 2011.



Columbia Federal Securities Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia U.S. Government Mortgage Fund (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization").
The proposal was approved as follows:

Votes For       Votes Against       Abstentions       Broker Non-Votes
284,660,202     13,258,144          12,599,390        0

The Reorganization was effective on April 11, 2011.



Columbia International Stock Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Multi-Advisor International Equity Fund
(the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization"). The proposal was approved as follows:

Votes For       Votes Against      Abstentions       Broker Non-Votes
234,974,542     5,298,480          3,151,701         0

The Reorganization was effective on April 11, 2011.



Columbia Strategic Investor Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved at an adjourned meeting held on February 28, 2011 as follows:

Votes For       Votes Against       Abstentions       Broker Non-Votes
371,351,659     45,870,810          19,864,139        0


Columbia Technology Fund
At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund would transfer its assets to Columbia Seligman Global Technology Fund (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization").
The proposal was not approved as follows:

Votes For       Votes Against       Abstentions       Broker Non-Votes
116,233,895     3,131,234           2,949,859         0




Item 77D/77Q1(b) - Policies with Respect to Securities Investments:

On December 23, 2010, a Form Type 485(B)POS, accession number 0001193125-10-287602, an amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This is hereby incorporated by reference as part of the response to Items 77D and 77Q1(b) of Form N-SAR. The amended registration statement disclosed, among other things, certain changes that were made to the principal investment strategies of Columbia Balanced Fund, Columbia Conservative High Yield Fund, Columbia Federal Securities Fund, Columbia Greater China Fund, Columbia International Stock Fund, Columbia Mid Cap Growth Fund, Columbia Oregon Intermediate Municipal Bond Fund, Columbia Small Cap Growth Fund I and Columbia
Technology Fund.



Item 77E - Legal Proceedings:

Information Regarding Pending and Settled
Legal Proceedings

In June 2004, an action captioned John E. Gallus et al. v. American Express Financial Corp. and American Express Financial Advisors
Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several American Express Company (now known as RiverSource) mutual funds and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940. The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States District Court for the District of Minnesota (the District Court). In response to defendants' motion to dismiss the complaint, the District Court dismissed one of plaintiffs' four claims and granted plaintiffs limited discovery. Defendants moved for summary judgment in April 2007. Summary judgment was granted in the defendants' favor on July 9, 2007. The plaintiffs filed a notice of appeal with the Eighth Circuit Court of Appeals (the Eighth Circuit) on August 8,
2007. On April 8, 2009, the Eighth Circuit reversed summary judgment and remanded to the District Court for further proceedings. On August 6, 2009, defendants filed a writ of certiorari with the U.S. Supreme Court (the Supreme Court), asking the
Supreme Court to stay the District Court proceedings while the Supreme Court considers and rules in a case captioned Jones v.
Harris Associates, which involves issues of law similar to those presented in the Gallus case. On March 30, 2010, the Supreme Court issued its ruling in Jones v. Harris Associates, and on April 5, 2010, the Supreme Court vacated the Eighth Circuit's decision in the Gallus case and remanded the case to the Eighth Circuit for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On June 4, 2010, the Eighth Circuit remanded the Gallus case to the District Court for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On
December 9, 2010, the District Court reinstated its July 9, 2007 summary judgment order in favor of the defendants. On January 10, 2011 plaintiffs filed a notice of appeal with the Eighth Circuit.

In December 2005, without admitting or denying the allegations, American Express Financial Corporation (AEFC, which is now known as Ameriprise Financial, Inc. (Ameriprise Financial)), entered into settlement agreements with the Securities and Exchange
Commission (SEC) and Minnesota Department of Commerce
(MDOC) related to market timing activities. As a result, AEFC was censured and ordered to cease and desist from committing or causing any violations of certain provisions of the Investment Advisers
Act of 1940, the Investment Company Act of 1940, and various
Minnesota laws. AEFC agreed to pay disgorgement of $10 million and civil money penalties of $7 million. AEFC also agreed to retain an independent distribution consultant to assist in developing a plan for distribution of all disgorgement and civil penalties ordered by the SEC in accordance with various undertakings detailed at http://www.sec.gov/litigation/admin/ia-2451.pdf. Ameriprise
Financial and its affiliates have cooperated with the SEC and the MDOC in these legal proceedings, and have made regular reports to the funds' Boards of Directors/Trustees.

Ameriprise Financial and certain of its affiliates have historically been involved in a number of legal, arbitration and regulatory proceedings, including routine litigation, class actions, and governmental actions, concerning matters arising in connection with the conduct of their business activities. Ameriprise Financial believes that the Funds are not currently the subject of, and that neither Ameriprise Financial nor any of its affiliates are the subject of, any pending legal, arbitration or regulatory proceedings that are likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds. Ameriprise Financial is required to make 10-Q, 10-K and, as necessary, 8-K filings with the Securities and Exchange Commission on legal and regulatory matters that relate to Ameriprise Financial and its affiliates. Copies of these filings may be obtained by accessing the SEC website at www.sec.gov.
There can be no assurance that these matters, or the adverse publicity associated with them, will not result in increased fund redemptions, reduced sale of fund shares or other adverse consequences to the Funds. Further, although we believe proceedings are not likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds, these proceedings are subject to uncertainties and, as such, we are unable to estimate the possible loss or range of loss that may result. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties or other relief that could have a material adverse effect on the consolidated financial condition or results of operations of Ameriprise Financial.




Item 77I/77Q1(d) - Terms of new or amended securities:
On September 27, 2010, a Form Type 485BPOS, Accession
No. 0001193125-10-217500, an amendment to the registration statement of the Trust, was filed with the SEC. This amendment registered various new classes of shares for certain series of the Trust, effective
September 27, 2010, and describes the characteristics of the new share classes. The following share classes were added to the Funds listed below:

Columbia Balanced Fund           Class R, Class R4 and Class R5
Columbia Mid Cap Growth Fund     Class I, Class R5 and Class W
Columbia Small Cap Growth Fund I Class I and Class R
Columbia Strategic Investor Fund Class I, Class R and Class W


***
An Amended and Restated Multi-Class Plan, pursuant to Rule 18f-3(d), for the Funds dated September 7, 2010 is incorporated by reference to Post-Effective Amendment No. 111 to the Registration Statement of the Registrant on Form Type 485(B) filed on September 27, 2010,
Accession No. 0001193125-10-217500.